Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Announces Three Board Appointments

New Independent Directors Bring Extensive IT, Operations and Financial Expertise

BILLERICA, MA, July 22, 2013 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today announced that it has appointed Raymond Charles Blackmon, Robert Bunnett and Marilyn T. Smith to its board of directors, effective Today. With the additions to its board, the company replaces former director Christopher J. Hall, who resigned on April 3, 2013, and temporarily expands the board to seven members until February of 2014 when directors Robert M. Williams and J. David Lyons will be required to retire in compliance with the company's age 75 retirement policy.

“These three new independent directors have deep experience in our end markets and provide the board with significant additional expertise in technology, operations and finance,” said Chairman Shelton James. “Charles, Robert and Marilyn each have proven track records of driving growth within their organizations, and we look forward to their insight and counsel as we execute on our new growth strategy. On behalf of the entire organization, I also would like to extend our thanks to Chris Hall, who recently left the board, and to Bob Williams and David Lyons, who both will be retiring in February after serving more than 15 years. We have greatly benefitted from their counsel.”

Charles Blackmon, 63, is a finance executive with more than 30 years experience as a CFO to public and private companies. He is currently Senior Vice President of Timberland Harvesters, LLC, where he is responsible for financial reporting and bank and financing relationships for high net worth individuals. He also is on the board of directors at Concurrent Computer Corporation, a provider of hardware, software and professional services to the media industry. Blackmon previously served as Chief Financial Officer of Interline Brands, Inc., after spending nearly 25 years as Executive Vice President and CFO of Magnatrax Corporation (formerly American Buildings Company), which he helped grow from $100 million to $1 billion in annual sales, and oversaw its successful IPO. Blackmon will serve on the Audit and Investment Committees.

Robert Bunnett, 53, has 30 years of executive management experience in public and private companies. He primarily has worked with information technology companies and has extensive knowledge of the system integrator market. He is currently the President of Accelerate, Inc., a management consulting firm for technology clients that he founded in 2006. Prior to founding Accelerate, Inc., Bunnett served nearly 10 years at SM&A, a technical consulting service provider. Prior to that, he was Senior Manager of Advanced Product Development at Boeing (formerly McDonnell Douglas). Bunnett will serve on the Nominating Committee.

Marilyn T. Smith, 64, is a veteran information technology and operations executive with extensive experience developing IT business partnerships and solving complex business and technology challenges for major corporations. She most recently served as Chief Information Officer of the Massachusetts Institute of Technology (MIT). Prior to joining MIT, Smith spent nine years as President of Life Companies at The Hanover Insurance Group. She also has served as Vice President and CIO for multiple information systems groups within Liberty Mutual `Insurance, and spent more than 25 years at John Hancock Financial Services. Smith will serve on the Compensation and Nominating Committees.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expectations relating to the contributions of the new board appointees and the execution of the Company's growth strategy. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.
To learn more about MODCOMP, Inc., consult www.modcomp.com.